Exhibit 21.1

Subsidiaries of Wallbox N.V.

Legal Name	Jurisdiction of Incorporation
Wall Box Chargers, S.L.	Spain
Kensington Capital Acquisition Corp. II	Delaware
Wallbox Energy S.L.	Spain
Wallbox UK Limited	United Kingdom
Wallbox France SASU	France
WBC Wallbox Chargers Deutschland GmbH	Germany
Wallbox Netherlands B.V.	Netherlands
Wallbox AS	Norway
Wallbox ApS	Denmark
Wallbox AB	Sweden
Wallbox USA Inc.	United States
Wallbox Shanghai Ltd	China
WALLBOX-FAWSN New Energy Vehicle Charging Technology (Suzhou) Co., Ltd.	China
Electromaps, S.L.	Spain
Wallbox Italy S.r.l.	Italy
Wallbox Oy	Finland